EXHIBIT 99.1

For further Information:

At the Company: Ron Santarosa 805-322-9333	At PondelWilkinson: Angie Yang 310-279-5980	Corporate Headquarters Address: 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361

For Immediate Release

FIRST CALIFORNIA APPOINTS WILLIAM SCHACK CHIEF CREDIT OFFICER

WESTLAKE VILLAGE, Calif., June 15, 2009 – First California Financial Group, Inc. (Nasdaq:FCAL) today announced the promotion of William Schack to senior vice president and chief credit officer of First California Bank from senior vice president, credit administration.

“We believe Bill’s promotion is well deserved on several fronts,” said C. G. Kum, president and chief executive officer. “With 25 years of banking experience in Southern California, Bill brings a comprehensive knowledge base in credit administration, special assets and commercial mortgage lending to his new role. He has been an integral member of our credit team since joining the company in 2005. We are particularly grateful for Bill’s strong leadership since the untimely passing of our former chief credit officer. As Bill is thoroughly familiar with the company’s processes and in sync with management’s credit philosophy, we expect this transition will be seamless. We are confident that Bill is the right person to carry forth these responsibilities and look forward to his contributions.”

As senior vice president of credit administration for First California Bank, Schack, 47, managed the commercial mortgage division, was responsible for the bank’s secondary marketing functions and administered the company’s small balance commercial real estate portfolio, single family loan portfolio and OREO portfolio. He was also responsible for analysis of the bank’s allowance for loan losses and was a member of the loan committee, compliance committee, CRA committee and IT committee.

From 2001 to 2005, Schack served as managing director and deputy chief credit officer of Imperial Capital Bank. He joined First Bank of Beverly Hills in 1997 as senior vice president and chief credit officer and was subsequently promoted to chief operating officer and chief financial officer. Prior to that, Schack held various other management positions at First Los Angeles Bank and at Western Federal Savings Bank with responsibilities in special assets and credit administration. He began his banking career in 1984 as an internal auditor for Crocker National Bank, followed by several years as a senior examiner for the Office of Thrift Supervision. Schack received his bachelor’s degree from the University of California, Los Angeles, and his MBA from the University of Southern California.

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is the holding company of First California Bank. Celebrating 30 years of business in 2009, First California is a regional force of strength and stability in Southern California banking. With assets of $1.46 billion as of March 31, 2009 and led by an experienced team of bankers, the company is one of the strongest capitalized financial institutions in the region. The bank specializes in serving the comprehensive financial needs of the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate development and construction companies. Committed to providing the best client service available in its markets, First California offers a full line of quality commercial banking products through 18 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura counties. The holding company’s website can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the seamless transition of the company’s new chief credit officer. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

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